UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
______________________________

Date of report (Date of earliest event reported):  February 26, 2013

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On February 26, 2013, at a special meeting of members of Lake Shore, MHC (the “MHC”), the 61.4% majority-owner and mutual holding company of Lake Shore Bancorp, Inc. (the “Company”), the members of the MHC (i.e., depositors of Lake Shore Savings Bank) voted to approve the MHC’s waiver of dividends declared by the Company on its common stock during the 12 months subsequent to the members approval (i.e., through February 26, 2014), up to $0.07 per share on a quarterly basis.

As was previously disclosed, historically, the MHC has waived its rights to receive dividends declared on its shares of the Company’s common stock.  The Federal Reserve Board has adopted interim final regulations that impose new conditions on the ability of mutual holding companies to waive the receipt of dividends from their subsidiaries such as the requirement to obtain the approval of the MHC’s members for the MHC to waive the receipt of dividends over a 12 month period.  Following the receipt of member approval, the MHC has applied to the Federal Reserve Board for its non-objection to dividend waivers by the MHC for the next 12 months.  If this non-objection is obtained from the Federal Reserve Board prior to March 29, 2013, the expected payment date of the dividend, the MHC intends to waive its receipt of the dividend.

The Company’s Board of Directors on February 27, 2013 declared a quarterly cash dividend of $0.07 per share on its outstanding common stock.  The dividend is payable on March 29, 2013 to shareholders of record as of March 11, 2013.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit 99.1 – Press Release, dated February 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

By:	/s/ Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: February 28, 2013